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                                                                  Exhibit 4.1.28

                           Pricing Committee Meeting
                            Boston, August 18, 1993


     A meeting of the Pricing Committee of the Board of Directors of Boston Edison Company was held at the Executive Offices of the Company, 800 Boylston Street, Boston, Massachusetts, on
Wednesday, August 18, 1993, at five minutes past twelve o'clock p.m., local time, the Chairman presiding.

     Present: Messrs. Reznicek and May - and present and participating by telephone communications equipment, by means of which all persons participating in the meeting could hear each other at the same time, Mr. N. Gifford and Drs. Horner and Penney
- - and, by invitation, Messrs. Peters, Alpert, Frigard and Conway and Ms. O'Neil.

     Absent:  None.

     Messrs. Reznicek and Peters presented management's proposal to sell $100,000,000 principal amount of debentures. Mr.
Reznicek summarized the votes being presented for action by the directors. The directors discussed the matters presented.

On motion duly made and seconded, it was:

     Voted: That, pursuant to votes of the Board of Directors adopted on January 28, 1993, the Company issue and sell $100,000,000 aggregate principal amount of unsecured debentures to be issued under and in accordance with the provisions of Article Three of the Indenture dated September 1, 1988 between the Company and Bank of Montreal Trust Company, as Trustee (the "Trustee") as amended and supplemented as of the date hereof (the "Indenture").

     Voted: That said series of debentures be established as a separate series of securities in accordance with and pursuant to the Indenture, to be entitled as follows:
            the 6.05% Debentures due August 15, 2000 (the
            "Debentures").

     Voted: That the Debentures be issued with the following terms:

            Maturity Date:  August 15, 2000
            Interest Rate:  6.05%
            Interest Payment Date:  February 15 and August 15 of
                                    each year commencing February 15, 1994
            Price to the Public:  99.935%
            Proceeds to the Company:  99.31%
            Redemption Provisions:  No call

     Voted: That the form of the Debentures presented to the Pricing Committee and attached to these votes as Exhibit A is hereby established, adopted and approved with such changes, insertions and omissions as are required or permitted by the Indenture and these votes and that such form shall be filed with the minutes of this meeting; and that the chairman, president, any executive or senior vice president, the treasurer or any assistant treasurer of the Company be, and each of them acting

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            singly is, hereby authorized to complete the form of
            Debenture as provided for in these votes, the completion of such Debentures to be conclusive evidence that the same has been approved by the Company.

     Voted: That the form of Purchase Agreement presented to the Pricing Committee relating to the Debentures is hereby approved and that the chairman, president, any executive or senior vice president, the treasurer and any assistant treasurer be, and each acting singly is, hereby authorized, in the name and on behalf of the Company, to execute with and deliver to Goldman, Sachs & Co. and Salomon Brothers Inc., a Purchase Agreement relating to the Debentures with such changes, insertions and omissions as the officer or officers executing the same may approve, such execution and delivery to be conclusive evidence of the authorization and approval thereof by the Company.

     Voted: That Bank of Montreal Trust Company is hereby designated as the transfer agent, registrar and paying agent for the Debentures and that the Trustee and such transfer agent, registrar and paying agent shall be entitled to the estate, powers, rights, authorities, benefits, privileges and immunities set forth in the Indenture; and that such resolutions, if any, as are customarily requested by the Trustee and each such transfer agent, registrar and paying agent with respect to its authority are hereby adopted and shall be filed with the minutes of this meeting.

     Voted: That the chairman, president, any executive or senior vice president, the treasurer or any assistant treasurer be, and each of them is, hereby authorized to file with the Trustee a certificate setting forth the form and terms of the Debentures as established by and pursuant to these votes and the written order for the certification and delivery to the purchasers at the time and in the manner specified in the Purchase Agreement for the Debentures; and that the officers of the Company be, and each of them acting singly is, hereby authorized to take such further action and execute such certificates, instruments and other documents as in the judgment of such officers or officer will comply with the provisions of the Indenture and the Purchase Agreement and to issue and deliver the Debentures in accordance therewith.

     Voted: That the treasurer or any assistant treasurer be, and each of them acting singly is, hereby authorized and directed to apply the proceeds from the issue and sale of the Debentures to repay obligations incurred under bank lines of credit and commercial paper for capital expenditures for extensions, additions and improvements to the Company's plant and property and for working capital purposes.

     Voted: That the officers of the Company are, and each acting singly is, hereby authorized to execute and deliver such other documents and take such further actions in the name of the Company as the officers or officer so acting shall deem advisable to implement the foregoing votes, such execution and delivery or the taking of any such action to be conclusive evidence of its authorization by the Company.


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     No further business being presented, on motion duly made and seconded, the meeting dissolved at fifteen minutes past twelve o'clock p.m., local time.

A true record.

            Attest:


                                        Theodora S. Convisser
                                        Clerk





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